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                                                                                                  EXHIBIT 11
                                               TRIBUNE COMPANY

                           STATEMENTS OF COMPUTATION OF PRIMARY AND FULLY DILUTED
                                          NET INCOME PER SHARE (A)
                                  (In thousands, except per share amounts)


                                                                           Fiscal Year Ended December
                                                                    ----------------------------------------
PRIMARY                                                                 1996            1995            1994
-------                                                             --------        --------        --------
   Income from continuing operations                                $282,750        $245,458        $233,149
   Discontinued operations of QUNO, net of tax                        89,317          32,707           8,898
                                                                    --------        --------        --------

   Net income                                                        372,067         278,165         242,047
   Preferred dividends, net of tax                                   (18,786)        (18,841)        (18,574)
                                                                    --------        --------        --------

   Net income attributable to common shares                         $353,281        $259,324        $223,473
                                                                    --------        --------        --------

   Weighted average common shares outstanding                        122,842         129,580         134,426
                                                                    --------        --------        --------
   Primary net income per share:
      Continuing operations (B)                                     $   2.15        $   1.75        $   1.60
      Discontinued operations                                            .73             .25             .06
                                                                    --------        --------        --------
      Total                                                         $   2.88        $   2.00        $   1.66
                                                                    ========        ========        ========

FULLY DILUTED
-------------

   Income from continuing operations                                $282,750        $245,458        $233,149
   Additional ESOP contribution required assuming
      all preferred shares were converted, net of tax                (13,498)        (14,759)        (14,639)
                                                                    --------        --------        --------

   Adjusted income from continuing operations                        269,252         230,699         218,510
   Discontinued operations of QUNO, net of tax                        89,317          32,707           8,898
                                                                    --------        --------        --------

   Adjusted net income                                              $358,569        $263,406        $227,408
                                                                    --------        --------        --------

   Weighted average common shares outstanding                        122,842         129,580         134,426

   Assumed conversion of preferred shares into common shares          11,407          11,774          12,100
   Assumed exercise of stock options, net of common
      shares assumed repurchased with the proceeds                     2,404           1,658           1,620
                                                                    --------        --------        --------

   Adjusted weighted average common shares outstanding               136,653         143,012         148,146
                                                                    --------        --------        --------
   Fully diluted net income per share:
      Continuing operations                                         $   1.97        $   1.61        $   1.48
      Discontinued operations                                            .65             .23             .06
                                                                    --------        --------        --------
      Total                                                         $   2.62        $   1.84        $   1.54
                                                                    ========        ========        ========

(A)  All share and per share data has been restated to reflect a two-for-one common stock split effective January 15, 1997.

(B)  Primary net income per share from continuing operations is computed by deducting preferred dividends, net of tax, from income from continuing operations and then dividing by weighted average common shares outstanding.

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